Mail Stop 0308



March 30, 2005

Joseph W. Baty
Chief Financial Officer
Weider Nutritional International, Inc.
2002 South 5070 West
Salt Lake City, Utah    84104-4726

		RE: 	Weider Nutritional International, Inc.
			Form 10-K for the fiscal year ended May 31, 2004 Form 10-Q for the six months ended November 30,
2004
			File No.  1-14608


Dear Mr. Baty:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      						Sincerely,




      Michael Moran
      Branch Chief
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Mr. Mark J. Flaherty
Tandy Brands Accessories, Inc.
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